Exhibit 99.2

AMETEK INCREASES QUARTERLY DIVIDEND

BERWYN, PA, FEBRUARY 1, 2018 – AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved a 56% increase in its quarterly cash dividend on common stock to $0.14 per share from $0.09 per share. The dividend is payable on March 29, 2018 to shareholders of record as of March 16, 2018. This dividend increase will raise the indicated annual rate to $0.56 per share.

“AMETEK’s businesses continue to operate at a very high level, delivering outstanding cash flow generation and excellent operating results,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We remain focused on delivering double digit earnings growth over the business cycle by executing our proven Growth Strategies. Our primary use of free cash flow will be to continue supporting our acquisition strategy, driving long-term shareholder value. Strong cash flow generation will enable us to continue funding these strategies, while also rewarding shareholders with a higher cash dividend.”

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247